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                                                                  Exhibit 99.(e)

                 AMENDED UNDERWRITING AND DISTRIBUTION AGREEMENT

     THIS AGREEMENT, made as of November 6, 2007 by and between Advantus Series Fund, Inc., a Minnesota corporation (the "Fund") and Securian Financial Services, Inc. (the "Underwriter").

                                   WITNESSETH:

1.   UNDERWRITING SERVICES.

     The Fund hereby engages the Underwriter, and the Underwriter hereby agrees to act, as principal underwriter for the Fund in the sale and distribution of the shares of the Fund. The Underwriter agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

2.   SALE OF FUND SHARES.

     Such shares are to be sold only on the following terms:

     (a) All subscriptions, offers, or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify the Underwriter of the rejection of such offer or sales prior to the computation of the net asset value of the Fund's shares next following receipt by the Fund of notice of such offer or sale.

     (b) No share of the Fund shall be sold by the Underwriter for any consideration other than cash.

     (c) Shares of the Fund are not available to the public. The Fund is available for sale only to separate accounts of Minnesota Life Insurance Company and to certain of its life insurance affiliates for the purpose of funding variable life insurance policies and variable annuity contracts ("Variable Contracts"). At the date of this Agreement, Minnesota Life and Securian Financial Services, Inc., and the Fund have received an order from the Securities and Exchange Commission dated January 7, 1987, issued pursuant to
Section 6(c) of the Investment Company Act of 1940, granting relief from Sections 9(a), 13(a), 15(a) and 15(b) of that Act and from paragraph (b)(5) of Rule 6e-l thereunder so as to permit the sales of Fund shares to both variable annuity and variable life separate accounts, a practice known as "mixed funding", subject to the provisions of the Rule and the undertakings set forth in the Order. The Fund will advise Underwriter in the event of any change in the Order.

3.   REGISTRATION OF SHARES.

     The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its expense, the registration or qualification of its shares for sale in such jurisdictions as the Fund may designate.

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4.   INFORMATION TO BE FURNISHED TO THE UNDERWRITER.

     The Fund agrees that it will furnish the Underwriter with such information with respect to the affairs and accounts of the Fund as the Underwriter may from time to time reasonably require, and further agrees that the Underwriter, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

5.   ALLOCATION OF EXPENSES.

     During the period of this contract, the Fund shall pay or cause to be paid all expenses, costs, and fees incurred by the Fund which are not assumed by the Underwriter or Advantus Capital Management, Inc., a Minnesota corporation and the Fund's investment adviser. The Underwriter shall pay costs associated with the distribution of shares of the Fund. Distribution-related payments may include, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of Variable Contract owners or dealers and their representatives, trail commissions, and other distribution-related expenses, including a prorated portion of the overhead expenses of the Underwriter or the Insurance Companies which are attributable to the distribution of the Variable Contracts. Underwriter may undertake such activities directly or may compensate others for undertaking such activities. Payments made under the Plan may also be used to pay Insurance Companies, dealers or others for non-distribution services, including, among other things, responding to inquiries from owners of Variable Contracts regarding the Fund, printing and mailing Fund prospectuses and other shareholder communications to existing Variable Contract owners, direct communications with Variable Contract owners regarding Fund operations and portfolio composition and performance, furnishing personal services or such other enhanced services as the Fund or a Variable Contract may require, or maintaining customer accounts and records. Agreements for the payment of fees to the Underwriter, Insurance Companies or others shall be in a form which has been approved from time to time by the Board, including the non-interested Board members.

6.   COMPENSATION TO THE UNDERWRITER

     Pursuant to the Fund's Plan of Distribution adopted in accordance with Rule 12b-1 under the 1940 Act (the "Plan"), the Fund shall pay the Underwriter a total fee each month equal to 0.25% per annum of the average daily net assets represented by shares of the Portfolios (and any Class thereof) of the Fund covered by the Plan to cover the costs of "distribution-related activities" and other "non-distribution services" as described in the Plan ("Distribution Expenses"). As of the date of this Agreement, only the following Portfolios (and Classes thereof) of the Fund are covered by the Plan:

     -    Bond Portfolio, Class 2 only

     -    Index 400 Mid-Cap Portfolio, Class 2 only

     -    Index 500 Portfolio, Class 2 only

     -    International Bond Portfolio, Class 2 only


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     -    Money Market Portfolio

     -    Mortgage Securities Portfolio, Class 2 only

     -    Real Estate Securities Portfolio, Class 2 only

     Average daily net assets shall be computed in accordance with the Fund's currently effective Prospectus. Amounts payable to the Underwriter under the Plan may exceed or be less than the Underwriter's actual Distribution Expenses. In the event such Distribution Expenses exceed amounts payable to the Underwriter under the Plans, the Underwriter shall not be entitled to reimbursement by the Fund.

     In each year during which this Agreement remains in effect, the Underwriter will prepare and furnish to the Board of Directors of the Fund, and the Board will review, on a quarterly basis, written reports complying with the requirements of Rule 12b-1 under the 1940 Act that set forth the amounts expended under this Agreement and the Plan and the purposes for which those expenditures were made.

7.   LIMITATION OF THE UNDERWRITER'S AUTHORITY.

     The Underwriter shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund.

8.   SUBSCRIPTION FOR SHARES-REFUND FOR CANCELLED ORDERS.

     The subscription for the shares of the Fund shall be solely from separate accounts pursuant to the terms of the variable life insurance policies and variable annuity contracts.

9.   ANTI-MONEY LAUNDERING

     The Underwriter agrees to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by The International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, Title III of the USA PATRIOT ACT ("the Act"), its implementing regulations, and related Securities and Exchange Commission and Self-Regulatory Organization rules. These include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the Act, the Underwriter certifies that it has a comprehensive anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function.

     Further, the Underwriter agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"). The Underwriter certifies that it has an OFAC compliance program in place which includes


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procedures for checking customer names and persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially-designated nationals, terrorists and traffickers; the screening of wire transfers and other payments against the OFAC lists; a designated compliance officer; an internal communication network; training of appropriate personnel; and an independent audit function.

     The Underwriter agrees to promptly notify the Fund whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected. The Underwriter agrees to investigate any potentially suspicious activity in connection with transactions in shares of the Fund and to take appropriate action, including the blocking of accounts, the filing of Suspicious Activity Reports and reporting matches to OFAC. The Underwriter agrees that any order to purchase Fund shares through the Underwriter shall constitute its continued certification of the matters it has certified above. The Underwriter further agrees to require similar certifications from broker-dealers which enter into Dealer Sales Agreements with the Underwriter in connection with the sale and distribution of Fund shares.

10.  INDEMNIFICATION OF THE FUND.

     The Underwriter agrees to indemnify the Fund against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost, or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the shares of the Fund by the Underwriter. In the event of the threat or institution of any such litigation or legal proceedings against the Fund, the Underwriter shall defend such action on behalf of the Fund at its own expense, and shall pay any such liability, judgment, cost, or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, the Underwriter shall not be required to pay or reimburse the Fund for any liability, judgment, cost, or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, the Fund to the Underwriter, or to the Underwriter by a director, officer, or employee of the Fund who is not an interested person of the Underwriter, unless the information so supplied or omitted was available to the Underwriter or Management without recourse to the Fund or any such person referred to above.

11.  FREEDOM TO DEAL WITH THIRD PARTIES.

     The Underwriter shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

12.  EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

     The effective date of this Agreement is set forth in the first paragraph of this Agreement.

     Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund, or by the vote of the holders of a majority of the outstanding voting securities of the Fund (or such Portfolio or Class thereof), and (b) by a majority of the directors


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who are not interested persons of the Underwriter or of the Fund cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated with respect to the Fund (or any Portfolio or Class thereof) at any time without penalty, by vote of a majority of the outstanding Shares of the Fund (or such Portfolio or Class thereof) or by vote of a majority of the non-interested Board members, on not more than sixty (60) days' written notice, or by the Underwriter on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment, (as defined by the provisions of the Investment Company Act of 1940, as amended) of this Agreement.

13.  AMENDMENTS TO AGREEMENT.

     No material amendment to this Agreement shall be effective until approved by the Underwriter and by vote of majority of the Board of Directors of the Fund who are not interested persons of the Underwriter, and such amendment is in writing and signed by both parties.

14.  NOTICES.

     Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

15.  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota and the Federal Securities Laws.

     IN WITNESS WHEREOF, The Fund and the Underwriter have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        ADVANTUS SERIES FUND, INC.


                                        By
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                                        Its
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                                        SECURIAN FINANCIAL SERVICES, INC.


                                        By
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                                        Its
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